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Exhibit (a)(1)(C)

THINKORSWIM GROUP INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS

ELECTION FORM

        Before signing this election form, please make sure you have received, read and understand the documents that make up this exchange offer, including: (1) the Offer to Exchange Eligible Stock Options for Restricted Stock Units (the "Offer to Exchange"); (2) the cover letter or e-mail from Investor Relations, dated April 17, 2009; (3) this election form; and (4) the withdrawal form. The exchange offer is subject to the terms of these documents as they may be amended. The exchange offer provides eligible employees and independent contractors of thinkorswim Group Inc. ("thinkorswim") and its subsidiaries who hold eligible options the opportunity to exchange these options for restricted stock units as described in the Offer to Exchange. This exchange offer expires at 5:00 p.m., Eastern Time, on May 15, 2009, unless extended (the "expiration date"). PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

        If you participate in this exchange offer, you may exchange eligible options for restricted stock units. For this purpose, eligible options include those options that satisfy all of the following conditions:

  •
  The option was granted under the thinkorswim Group Inc. Second Amended and Restated 2001 Stock Option Plan, the Telescan, Inc. Amended and Restated 1995 Stock Option Plan, the Telescan, Inc. 2000 Stock Option Plan, or the Telescan, Inc. Amended and Restated Stock Option Plan;

  •
  The option was granted with a per share exercise price equal to or greater than the amount that is being paid by TD AMERITRADE Holding Corporation ("TD AMERITRADE") in connection with the acquisition of thinkorswim by TD AMERITRADE (the "merger") for each share of our common stock. This amount will be equal to the sum of (i) $3.34 plus (ii) the product of (A) 0.3980 times (B) the volume-weighted average price for a share of TD AMERITRADE common stock, rounded to the nearest one-tenth of a cent, as reported on the NASDAQ Global Select Market for the trading day immediately prior to the day the merger occurs (the "threshold exercise price");

  •
  The option is held by an eligible individual; and

  •
  The option is outstanding and unexercised at the expiration of the exchange offer.

        To ensure that you will have the information you need to make an informed decision, after the close of the trading day immediately preceding the expiration date, we will post the information necessary for you to determine whether your options are eligible, including the threshold exercise price that will determine eligibility. We will also deliver to you by e-mail a notification of these terms.

        In accordance with the terms outlined in the offer documents, if you elect to exchange eligible options, the number of restricted stock units you receive will be based on the number of options you exchange, the exercise price of those options, and an exchange ratio. Each restricted stock unit will vest in accordance with a new vesting schedule described in Section 10 of the Offer to Exchange. Except as provided in the Offer to Exchange, following the merger, vesting on any date is subject to your continued service with TD AMERITRADE through each relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the exchange offer.

        BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE EXCHANGE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

        If you would like to participate in this exchange offer, please indicate your election by checking the box below and completing and signing this election form. Please be sure to follow the instructions, which are attached.

        To participate in the exchange offer and exchange all of your eligible options, you must sign, date and deliver this election form via facsimile, e-mail (via PDF or similar imaged document file), registered mail, Federal Express or UPS before 5:00 p.m., Eastern Time, on May 15, 2009, unless extended, to:

  Frank Milano
  ICR Inc.
  Carlson Towers
  601 Carlson Parkway, Suite 1050
  Minneapolis, MN 55305
  Fax: (801) 816-7200
  E-mail:   stockoptions@thinkorswimgroup.com

        Only responses that are complete, signed and actually received by Frank Milano at ICR Inc. by the deadline will be accepted. Responses submitted by any other means, including hand-delivery, interoffice or a third party shipping company other than Federal Express or UPS are not permitted.

        Please check the box:

        ☐ Yes, I wish to participate in the exchange offer as to ALL of my eligible options.

        I understand that all of my eligible options will be cancelled irrevocably on May 15, 2009 (or such later date upon which the Offer to Exchange expires). I further understand that this election form will replace any election form I previously submitted.

Signature of Eligible Individual or Authorized Signatory
Name (Please print)
Title of Authorized Signatory, if applicable (Please print)
Date and Time	E-mail Address

RETURN TO FRANK MILANO AT ICR INC. BEFORE
5:00 P.M., EASTERN TIME, ON MAY 15, 2009
(OR SUCH LATER DATE UPON WHICH THE OFFER TO EXCHANGE EXPIRES).

THINKORSWIM GROUP INC.
OFFER TO EXCHANGE ELIGIBLE STOCK OPTIONS
FOR RESTRICTED STOCK UNITS

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.     Delivery of Election Form.

        A properly completed and signed copy of this election form must be received via facsimile, e-mail (via PDF or similar imaged document file), registered mail, Federal Express or UPS before 5:00 p.m., Eastern Time, on May 15, 2009, by:

  Frank Milano
  ICR Inc.
  Carlson Towers
  601 Carlson Parkway, Suite 1050
  Minneapolis, MN 55305
  Fax: (801) 816-7200
  E-mail:   stockoptions@thinkorswimgroup.com

        If thinkorswim extends the exchange offer, the completed election form must be received by Frank Milano at ICR Inc. by the date and time of the extended expiration of the exchange offer.

        The delivery of all required documents, including election forms, is at your risk. thinkorswim has no obligation to confirm the receipt of your election form. Delivery will be deemed made only when actually received by Frank Milano at ICR Inc. In all cases, you should allow sufficient time to ensure timely delivery. Only responses that are complete, signed, and actually received by Frank Milano, at ICR Inc., by the deadline will be accepted. Responses may be submitted only via fax, e-mail, registered mail, Federal Express or UPS. Responses that are received after the deadline or submitted by any other means, including hand delivery, interoffice, or a third party shipping company other than Federal Express or UPS (for example, Airborne Express), will not be accepted.

        Our receipt of your election form is not by itself an acceptance of your eligible options for exchange. For purposes of the exchange offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to the eligible individuals generally of our acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication. Subject to, and conditioned upon the terms and conditions of the exchange offer, your options that are accepted for exchange will be cancelled on the same calendar day as the expiration of the exchange offer (but following the expiration of the exchange offer), which is currently scheduled to be May 15, 2009.

2.     Withdrawal and Additional Tenders.

        Tenders of options made through the exchange offer may be withdrawn at any time before 5:00 p.m., Eastern Time, on May 15, 2009. If thinkorswim extends the exchange offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the exchange offer. In addition, if the exchange offer, as extended, expires after June 12, 2009, you may change your mind and withdraw your election following the expiration date until such time as we have accepted your properly tendered options.

        To withdraw some or all of your tendered options you must deliver a properly completed, signed and dated withdrawal form via facsimile, e-mail (via PDF or similar imaged document file), registered mail, Federal Express or UPS while you still have the right to withdraw the tendered options to:

  Frank Milano
  ICR Inc.
  Carlson Towers
  601 Carlson Parkway, Suite 1050
  Minneapolis, MN 55305
  Fax: (801) 816-7200
  E-mail:   stockoptions@thinkorswimgroup.com

        You may not rescind any withdrawal and the eligible options withdrawn will be deemed not properly tendered for purposes of the exchange offer, unless you properly re-elect to exchange all eligible options by delivering a new election form before the expiration date of this exchange offer.

        To re-elect to exchange all of your withdrawn eligible options, you must submit a new election form to:

  Frank Milano
  ICR Inc.
  Carlson Towers
  601 Carlson Parkway, Suite 1050
  Minneapolis, MN 55305
  Fax: (801) 816-7200
  E-mail:   stockoptions@thinkorswimgroup.com

        Your new election form must be submitted before the expiration date of this exchange offer in accordance with the procedures described in these instructions. Your new election form must be properly completed, signed and clearly dated after the date of your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly completed, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election form and/or withdrawal form we receive prior to the expiration date.

3.     Tenders.

        If you intend to exchange options through the exchange offer, you must tender all of your eligible options. You may not pick and choose which of your eligible options you wish to exchange. If you have exercised a portion of an eligible option, your election will apply to the portion that remains outstanding and unexercised.

4.     Signatures on this Election Form.

        If this election form is signed by the holder of the options, the signature must generally correspond with the name as written on the face of the option agreement or agreements to which the options are subject. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be identified on the election form. You do not need to return your stock option agreement(s) relating to any tendered eligible options.

5.     Other Information on this Election Form.

        In addition to signing this election form, you must print your name and indicate the date and time at which you signed. You also must include a current e-mail address.

6.     Requests for Assistance or Additional Copies.

        Any questions and any requests for additional copies of the Offer to Exchange or this election form may be directed to:

  Frank Milano
  ICR Inc.
  Carlson Towers
  601 Carlson Parkway, Suite 1050
  Minneapolis, MN 55305
  Phone: (612) 333-9099
  E-mail:   stockoptions@thinkorswimgroup.com

  Copies will be furnished promptly at thinkorswim's expense.

7.     Irregularities.

        We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the exchange offer or any defect or irregularity in any tender of any particular options or for any particular eligible individual, provided that if we grant any such waiver, it will be granted with respect to all eligible individuals and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible individual or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

        Important: The election form together with all other required documents must be received via facsimile, e-mail (via PDF or similar imaged document file), registered mail, Federal Express or UPS before 5:00 p.m., Eastern Time, on May 15, 2009 (unless thinkorswim extends the exchange offer), by:

  Frank Milano
  ICR Inc.
  Carlson Towers
  601 Carlson Parkway, Suite 1050
  Minneapolis, MN 55305
  Fax: (801) 816-7200
  E-mail:   stockoptions@thinkorswimgroup.com

8.     Additional Documents to Read.

        You should be sure to read the Offer to Exchange, all documents referenced therein, and the cover letter or e-mail from Investor Relations, dated April 17, 2009, before deciding to participate in the exchange offer.

9.     Important Tax Information.

        If you are subject to taxation in the U.S., you should refer to Section 13 of the Offer to Exchange, which contains important U.S. tax information. If you are subject to taxation in Russia or Singapore, you should refer to Schedules B and C attached to the Offer to Exchange which contain important tax and social insurance information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this exchange offer. If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

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THINKORSWIM GROUP INC. OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR RESTRICTED STOCK UNITS